                                                                       EXHIBIT 3


                               VOTING AGREEMENT

     This VOTING AGREEMENT dated as of May 23, 2001 (this "Agreement") among ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("Parent"), EMERALD ACQUISITION CORPORATION I, an Ohio corporation and a wholly-owned Subsidiary of Parent ("Sub"), and the other parties signatory hereto (individually, a "Stockholder" and, collectively, the "Stockholders").

     WHEREAS, concurrently herewith, Parent, Sub and SAPPHIRE, an Ohio corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of May 23, 2001 by and among such parties (the "Merger Agreement") (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub will be merged with and into the Company and the outstanding shares of stock of the Company shall be converted into the right to receive $25 per share (the "Merger") with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Agreement to Vote the Shares for the Merger.

     (a) Each Stockholder hereby agrees that, solely in his or her capacity as a stockholder of the Company and not in his or her capacity as a director or officer of the Company, he or she will vote (or consent in lieu of a meeting of shareholders) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit I hereto (the "Existing Shares" and, together with any other shares of Company Common Stock acquired by such Stockholder solely in his or her capacity as a stockholder, such shares, with respect to such Stockholder or any of its transferees, the "Shares"), and any other shares of Company Common Stock owned by such Stockholder whether issued, heretofore owned or hereinafter acquired, at any meeting of the stockholders of the
Company: (i) in favor of the Merger, and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof,
(ii) against any action, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, on the one hand and any person other than Parent or Sub, on the other hand; (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries to any person other than Parent or Sub, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (C) any Company Takeover Proposal; and (D) (1) any change in a majority of the persons who constitute the board of directors of the
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Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Code of Regulations; (3) any other material change in the Company's corporate structure or business; or
(4) any other action involving the Company or any of its Subsidiaries which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

     (b) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

     (c) Without limiting the foregoing, it is understood that the obligations under clause (a) above shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of approving the Merger Agreement and the Merger regardless of the position of the Company's Board of Directors as to the Merger at the time of such meeting, and that the obligations under clause (a) above shall continue to the extent set forth in Section 7 hereof, provided, however, that the Stockholder shall not be required to vote in
        --------  -------
favor of, or consent to, any action that would (i) impose any obligations on the Stockholder not contemplated hereby, or (ii) reduce the amount of consideration to be received by the Stockholder in the Merger. It is further understood and agreed that nothing in this Agreement is intended, and nothing in this Agreement shall be construed to limit, the Stockholder in his or her capacity as a director or officer of the Company with respect to action taken or omitted in such capacity.

     2. Representations And Warranties Of The Stockholders. Each Stockholder hereby represents and warrants, severally but not jointly, to parent as follows:

     (a) Ownership of Shares. Such Stockholder is the record and beneficial owner of the number and class of Existing Shares set forth opposite such Stockholder's name on Exhibit I hereto. Such Stockholder has, and will have until the date that this Agreement is no longer in effect, sole voting power and sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Exhibit I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, which are the only shares of Company Common Stock owned of record or beneficially by such Stockholder.

     (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and assuming this Agreement has been duly executed and delivered by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered

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in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     (c) No Conflicts. To such Stockholder's knowledge (A) no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) if such Stockholder is an entity, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or
(3) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

     (d) No Encumbrances. The Shares of such Stockholder and the certificates representing the Shares of such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for the proxies arising hereunder.

     (e) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to each Stockholder as follows:

     (a) Due Organization, etc. Each of Parent and Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly authorized by all necessary corporate action on the part of Parent and Sub and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

     (b) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated

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hereby and (B) none of the execution and delivery of this Agreement by Parent or
Sub, the consummation by Parent and Sub of the transactions contemplated hereby shall (1) conflict with or result in any breach of the organizational documents of Parent or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets.

     4. Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

     (a) Restriction on Transfer, Proxies and Non-Interference. Stockholder agrees that until the termination of this Agreement pursuant to Section 7 hereof it shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares of such Stockholder or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares of such Stockholder into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

     (b) Waiver of Appraisal Rights. Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Ohio Law.

     (c) Stop Transfer; Changes in Shares. Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares of such Stockholder, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares of such Stockholder as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares of such Stockholder may be changed or exchanged.

     (d) Other Matters. Each Stockholder agrees to cause the record holder of any shares of Company Common Stock that are beneficially owned by such Stockholder to comply with the provisions of Section 4 with respect to such shares until the termination of this Agreement pursuant to Section 7 hereof.

     5. Further Assurances. Each Stockholder agrees that, subject to the fiduciary duty under applicable Law of such Stockholder as a director or officer of the Company (if such Stockholder is a director or officer) as further provided in the Merger Agreement, such

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Stockholder shall not take any action which in any material manner delays, deters or impedes the successful completion of the Merger in an expeditious manner.

     6.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares of such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the relevant parties hereto with respect to any Stockholder.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties hereto with respect to any one or more Stockholders, provided that Exhibit I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to the Stockholders: At the addresses set forth on Exhibit I hereto with copies to:

          Structural Dynamics Research Corporation
          2000 Eastman Drive
          Milford, Ohio 45150
          Attention:  General Counsel

     and

          Brobeck, Phleger & Harrison LLP
          One Market
          Spear Street Tower

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          San Francisco, CA  94105
          Telephone:  415 442-1123
          Telecopier:  415 442-1010
          Attention: John W. Larson

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA  94303
          Telephone:  650-424-0160
          Telecopier: 650-496-2885
          Attention: Rod J. Howard

     If to Parent or Sub:

          Electronic Data Systems Corporation
          5400 Legacy Drive
          Plano, Texas 75024
          Attention: General Counsel

     copy to:

          Baker Botts LLP
          2001 Ross Avenue, Suite 700
          Telephone:  214-953-6500
          Telecopier:  214-953-6503
          Dallas, Texas 75201
          Attention: Andrew M. Baker

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (k) Governing Law. This Agreement, and the legal relations between the parties hereto, shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof, except for such matters relating to the Company which are required to be governed by the laws of the State of Ohio.

     (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (m) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     7. Termination. This Agreement shall terminate as to a particular Stockholder, and none of Parent, Sub or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier of (i) the Effective Time of the Merger and (ii) at the time the Merger Agreement is terminated in accordance with its terms. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

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     IN WITNESS WHEREOF, Parent, Sub and each Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                 ELECTRONIC DATA SYSTEMS
                                    CORPORATION

                                 By: /s/ James E. Daley
                                     -------------------------------------------
                                 Name:  James E. Daley
                                 Title:  Chief Financial Officer


                                 EMERALD ACQUISITION CORPORATION I

                                 By: /s/ James E. Daley
                                     -------------------------------------------
                                 Name:  James E. Daley
                                 Title:  Authorized Officer


                                 STOCKHOLDERS


                                 /s/ William Weyand
                                 -----------------------------------------------
                                 William Weyand


                                 /s/ Glenn Wienkoop
                                 -----------------------------------------------
                                 Glenn Wienkoop


                                 /s/ William S. Gascoigne
                                 -----------------------------------------------
                                 William Gascoigne


                                 /s/ John A. Mongelluzzo
                                 -----------------------------------------------
                                 John A. Mongelluzzo


                                 /s/ Jeffrey Vorholt
                                 -----------------------------------------------
                                 Jeffrey Vorholt


                                 /s/ Deborah Davis
                                 -----------------------------------------------
                                 Deborah Davis

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                                 /s/ William Carrelli
                                 -----------------------------------------------
                                 William Carrelli


                                 /s/ Cynthia White
                                 -----------------------------------------------
                                 Cynthia White


                                 /s/ Ron Schmitz
                                 -----------------------------------------------
                                 Ron Schmitz


                                 /s/ James Rusk
                                 -----------------------------------------------
                                 James Rusk


                                 /s/ Max Utter
                                 -----------------------------------------------
                                 Max Utter


                                 /s/ Hans Kurt Luebberstedt
                                 -----------------------------------------------
                                 Hans-Kurt Luebberstedt


                                 /s/ Thomas Eberle
                                 -----------------------------------------------
                                 Thomas Eberle


                                 /s/ Douglas Campbell
                                 -----------------------------------------------
                                 Douglas Campbell


                                 /s/ Terry Van Meter
                                 -----------------------------------------------
                                 Terry Van Meter


                                 /s/ Sanford Kaiser
                                 -----------------------------------------------
                                 Sanford Kaiser


                                 /s/ Gregory Meyers
                                 -----------------------------------------------
                                 Gregory Myers

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                                 /s/ Steven Walker
                                 -----------------------------------------------
                                 Steven Walker


                                 /s/ Mike White
                                 -----------------------------------------------
                                 Mike White


                                 /s/ Mitchell G. Tyson
                                 -----------------------------------------------
                                 Mitchell G. Tyson


                                 /s/ Gilbert R. Whitaker, Jr.
                                 -----------------------------------------------
                                 Gilbert R. Whitaker, Jr.


                                 /s/ William P. Conlin
                                 -----------------------------------------------
                                 William P. Conlin


                                 /s/ Maurice F. Holmes
                                 -----------------------------------------------
                                 Maurice F. Holmes


                                 /s/ Bannus B. Hudson
                                 -----------------------------------------------
                                 Bannus B. Hudson


                                 /s/ Arthur B. Sims
                                 -----------------------------------------------
                                 Arthur B. Sims

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